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                                                                    Exhibit 99.1

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For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

           Claimsnet.com Names Don Crosbie as Chief Executive Officer


DALLAS, TX - October 23, 2002 - Claimsnet.com inc. announced today that Mr. Don Crosbie has joined the Company in the capacity of President and Chief Executive Officer. Mr. Paul Miller, who has served as President and Chief Executive Officer since March of this year and orchestrated the Company's business model transition and recent sale of certain assets to a strategic partner, will continue to serve as the Chief Operating Officer and Chief Financial Officer.

Mr. Crosbie was most recently the President and Chief Executive Officer of XactiMed, a leading provider of Internet-based, revenue cycle software solutions and outsourcing services to the healthcare industry. Mr. Crosbie previously served as the Chief Financial Officer and President of North American Operations for Blue Wave Systems, Inc. prior to its sale to Motorola, Inc. and has also served as the President, Chief Operating Officer and Chief Financial Officer of Ypay.Com and as the Chief Executive Officer of Rheumatology Research International. Mr. Crosbie spent ten years with Intervoice, Inc., joining the company as the sixth employee and holding the positions of Vice President of Marketing, Senior Vice President of Marketing and Executive Vice President and Chief Financial Officer. Mr. Crosbie was the Chairman and Chief Executive Officer of ComVest Partners, Inc., which he founded after leaving Intervoice, Inc.

"I am exceedingly pleased that Don has chosen to join Claimsnet and lead our efforts to improve our working capital and cash flow positions," stated Mr. Miller. "Don has a dynamic personality, an impressive track record and the ability to contribute to our team."

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"I am happy to be joining Claimsnet and excited about our opportunities under the revised business strategy, especially the solutions that we are now bringing to the payer market," Mr. Crosbie stated.

Claimsnet.com is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced technology for online healthcare transaction processing. Headquartered in Dallas, Texas, Claimsnet.com offers proprietary systems that create virtual claim submission networks for payers, clearinghouses, healthcare institutions, and their providers. Claimsnet.com systems are distinguished by ease of use, security and measurable cost advantages. Claimsnet.com trades on the OTC Bulletin Board under the symbol "CLAI.OB" and on the Boston Stock Exchange under the symbol "CLAI". More information on Claimsnet.com can be found at the Company's web site at www.claimsnet.com.

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